Exhibit 99.1

Vericel Corporation 64 Sidney Street Cambridge, MA 02139 T 617 588-5555 F 617 588-5554 www.vcel.com

Vericel Announces Appointment of Jonathan Siegal as Principal Accounting Officer

CAMBRIDGE, Mass., February 24, 2022 (GLOBE NEWSWIRE) -- Vericel Corporation (NASDAQ:VCEL), a leader in advanced therapies for the sports medicine and severe burn care markets, today announced that the Board of Directors has appointed Jonathan Siegal as the Company’s Principal Accounting Officer, effective February 16, 2022. Mr. Siegal is currently serving as Vericel’s Vice President and Corporate Controller.

Mr. Siegal joined Vericel in September 2021 with over 20 years of accounting and financial leadership experience across a variety of industries in both the public and private sectors. Before joining Vericel, Mr. Siegal most recently served as Global Controller for Lantheus Medical Imaging, where he led the company’s accounting function and served as a leader across the financial organization. Prior to joining Lantheus in 2016, he served in a number of accounting and controllership roles of increasing responsibility across a variety of industries. Mr. Siegal is a C.P.A. and earned a B.A. in Accounting and Economics from Gordon College.

As Corporate Controller and principal accounting officer, Mr. Siegal will continue to report to Vericel’s Chief Financial Officer Joe Mara. “We are pleased to announce Jon’s appointment,” said Mr. Mara. “His extensive background and deep accounting and leadership experience has helped strengthen an already talented finance team at Vericel.”

About Vericel Corporation

Vericel is a leader in advanced therapies for the sports medicine and severe burn care markets. The company markets two cell therapy products in the United States. MACI® (autologous cultured chondrocytes on porcine collagen membrane) is an autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults. Epicel® (cultured epidermal autografts) is a permanent skin replacement for the treatment of patients with deep dermal or full thickness burns greater than or equal to 30% of total body surface area. The company also holds an exclusive license for North American rights to NexoBrid®, a registration-stage biological orphan product for debridement of severe thermal burns. For more information, please visit the company’s website at www.vcel.com.

Epicel® and MACI® are registered trademarks of Vericel Corporation. NexoBrid® is a registered trademark of MediWound Ltd. and is used under license to Vericel Corporation. © 2022 Vericel Corporation. All rights reserved.

Investor Contacts:

Eric Burns

ir@vcel.com

+1 (734) 418-4411